Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Staffing 360 Solutions, Inc.

757 3rd Avenue

27th Floor

New York, 10017

We hereby consent to the use in the Preliminary Prospectus constituting a part of this Registration Statement of our report dated June 24, 2022, relating to the consolidated financial statements of Staffing 360 Solutions, Inc., which is contained in that Preliminary Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Preliminary Prospectus.

New York, New York

January 19, 2023